Exhibit 10.2

Transition, Consulting and Release Agreement

Company: Clean Energy Fuels Corp., a Delaware corporation
Consultant: Andrew J. Littlefair
Employment Separation Date: April 22, 2026

Consulting Commencement Date: April 22, 2026
Consulting Term: Three (3) years beginning on the Consulting Commencement Date

This Transition, Consulting and Release Agreement (this “Agreement”) is entered into as of April 22, 2026 (the “Effective Date”), by and between Clean Energy Fuels Corp., a Delaware corporation (the “Company”), and Andrew J. Littlefair (“Consultant”). This draft is designed as a California-oriented combined transition, consulting, board-service acknowledgment, and release agreement.

1.	Parties and Recitals

1.1.	Consultant currently serves as the Company’s President and Chief Executive Officer pursuant to that certain Amended and Restated Employment Agreement dated December 31, 2015 (the “Prior Employment Agreement”). The parties desire to transition Consultant from employee status to a non-employee strategic advisory and government-relations role, with Consultant also expected to continue to serve as a member of the Company’s Board of Directors following the Effective Date, subject to re-election by the Company’s stockholders at the upcoming annual stockholders meeting.

1.2.	The parties further desire to resolve, effective as of the Separation Date, all matters relating to Consultant’s employment separation. The Company’s independent Compensation Committee has reviewed and approved the terms of this Agreement and the related compensation arrangements described herein, and the Board has approved this Agreement and Consultant’s transition to the advisory role contemplated by this Agreement. The parties acknowledge that the consulting relationship described in this Agreement is intended to be an independent contractor relationship and not continued employment. The parties also acknowledge that Consultant will not be entitled to any “Severance Benefits” as that term is defined in the Prior Employment Agreement.

2.	Definitions - For purposes of this Agreement:

2.1.	“Board” means the Company’s Board of Directors.

2.2.	“Cause” means Consultant’s: (a) material act of fraud, embezzlement, or dishonesty against the Company; (b) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (c) willful refusal, after a written notice that specifically identifies this provision and fifteen (15) days to cure if curable, to perform material Consulting Services required by Exhibit A; or, (d) material breach of Section 7, Section 8, Section 9.1 or 9.2 of this Agreement.

2.3.	“Consulting Commencement Date” means the day immediately following the Separation Date, unless the parties specify a later date in writing.

2.4.	“Consulting Term” means the period beginning on the Consulting Commencement Date and continuing for three years. For the avoidance of doubt, the Consulting Term shall end after three years. Nonrenewal of the Consulting Agreement will not trigger any severance-like payments or benefits. The Company’s obligation to make any payments of any kind to Consultant will cease at the end of the Consulting Term.

2.5.	“Release Effective Date” means the eighth (8th) day after Consultant signs the Supplemental Mutual Release attached as Exhibit B, provided Consultant does not revoke it.

2.6.	“Separation Date” means April 22, 2026, which will be Consultant’s last day of employment with the Company and all subsidiaries and affiliates.

3.	Separation From Employment – No Severance Benefits Owed

3.1.	Consultant’s employment with the Company will end on the Separation Date. Effective as of the Separation Date, Consultant will resign from all officer and employee positions with the Company and its affiliates, and will execute customary resignation documents reasonably requested by the Company to reflect that transition.

3.2.	Except as expressly preserved by this Agreement, the Prior Employment Agreement will terminate as of the Separation Date and have no further force or effect.

3.3.	Nothing in this Agreement is intended to waive wages or vested benefits that are required to be paid as of the Separation Date under California law. For the avoidance of doubt, Consultant is not entitled to any “Severance Benefits” as that term is defined in the Prior Employment Agreement.

4.	Separation Consideration and Transition

4.1.	Accrued compensation. Irrespective of whether Consultant signs the Supplemental Mutual Release, on or before the Separation Date or within the time required by applicable law, the Company will pay Consultant all accrued but unpaid salary through the Separation Date, all unreimbursed business expenses properly incurred before the Separation Date, and the cash-out value of accrued and unused vacation/PTO required to be paid under California law.

4.2.	Bonus and COBRA Payments. Subject to Consultant’s timely execution, delivery, and non-revocation of this Agreement and the Supplemental Mutual Release attached as Exhibit B, the Company will provide the following transition consideration:

4.1.1	2026 annual bonus. Consultant shall receive a bonus for 2026 in an amount equivalent to what Consultant would have received as an annual performance bonus (based on the criteria applicable for 2026 without any pro-ration) had Consultant remained as the Chief Executive Officer through the end of 2026 in accordance with certain financial and operational objectives determined in the sole discretion of the Compensation Committee of the Board. Under no circumstances will Consultant’s 2026 bonus be more than one hundred and fifty percent (150%) of Consultant’s base salary in 2025. Consultant’s 2026 Bonus shall be paid no later than March 15, 2027.

4.1.2	Benefits transition. In lieu of continued employee-plan participation after the Separation Date, the Company will provide Consultant a taxable monthly transition-benefits stipend equal to $5,000 per month during the first eighteen (18) months of the Consulting Term (for an aggregate of ninety-thousand dollars ($90,000)); provided, however, that the parties may instead implement the first eighteen (18) months of this obligation through COBRA premium reimbursement to the extent administratively feasible. In addition, the Company will continue to pay Consultant’s annual life insurance premiums for five years in the amount of forty-three thousand, four hundred and eighty-five dollars ($43,485.00) per year for a maximum of two-hundred and seventeen thousand, four hundred and twenty-five dollars ($217,425.00).

4.3.	Board compensation. Consultant will be eligible for compensation under the Company’s then-current non-employee director compensation program for so long as Consultant is serving as a director on the Board.

4.4.	Existing and new equity. As of the Separation Date, Consultant holds both vested and unvested equity awards with respect to the Company’s common stock that were granted to Consultant as part of Consultant’s consideration for his employment as the Company’s President and Chief Executive Officer (the “Outstanding Equity Awards”). Pursuant to the terms of the Outstanding Equity Awards, the Outstanding Equity Awards will remain outstanding and eligible to vest and remain exercisable during the entirety of Consultant’s continued service as either a consultant to the Company or a member of the Board (i.e., there will be no forfeiture of any Outstanding Equity Awards on the Separation Date or otherwise as a result of Consultant’s transition from a full-time executive to a non-employee service provider). On or prior to the Separation Date, Consultant will receive a new grant of restricted stock units under the Company’s Amended and Restated 2024 Performance Incentive Plan in consideration of Consultant’s provision of services as a consultant (the “Consulting Equity Award”). The Consulting Equity Award will have a grant date value equal to $1,000,000 and will vest in three substantially equal annual installments on each of the first three anniversaries of the Separation Date, subject to Consultant’s continued provision of services on each vesting date (and with full accelerated vesting should Consultant die prior to the expiration of the Consulting Term). The Consulting Equity Award will be granted pursuant to the Company’s form restricted stock unit award agreement used under the Amended and Restated 2024 Performance Incentive Plan and will be subject to all of the terms of such award agreement.

5.	Consulting Appointment and Independent Contractor Status

5.1.	Beginning on the Consulting Commencement Date, and provided this Agreement has become effective, the Company retains Consultant, and Consultant accepts such retention, as an independent contractor consultant to provide the Consulting Services described in Exhibit A. Consultant shall report directly to the Board. The parties intend to create an independent contractor relationship, with Consultant controlling the manner, means, sequence, timing, and location of performance of the Consulting Services, subject only to the service standards, deliverables, deadlines, confidentiality obligations, securities-law restrictions, and conflict limitations expressly set forth in this Agreement.

5.2.	Consultant is not required to devote full time to the Consulting Services and may engage in other business activities so long as they do not create a material conflict of interest, violate this Agreement, or materially interfere with timely performance. Consultant will not be eligible for employee benefit plans after the Separation Date except as expressly described in this Agreement, and will not be entitled to workers' compensation coverage, unemployment insurance, paid sick leave, vacation accrual, or other employee-status benefits arising after the Separation Date.

5.3.	Consultant will have no authority to bind the Company to any contract, transaction, or other legal obligation, or to direct the day-to-day activities of Company employees, except to the extent expressly authorized in a separate writing by the Company.

5.4.	Except to the extent the Company elects to provide administrative support under this Agreement, Consultant will provide Consultant's own tools, equipment, assistants, and work location. Consultant will be responsible for all taxes arising from payments made for Consulting Services, including estimated taxes and any self-employment taxes, and the Company may issue IRS Form 1099 for Consulting Services.

6.	Consulting Compensation

6.1	Base Consulting Retainer. During the Consulting Term, the Company will pay Consultant a base consulting retainer at the rate of $750,000 per twelve (12)-month period, payable in substantially equal monthly installments of $62,500, in arrears, beginning on the last business day of the first full month following the Consulting Commencement Date.

6.2	Expenses. The Company will reimburse Consultant for reasonable and documented out-of-pocket business expenses actually incurred in connection with the Consulting Services, consistent with reimbursement procedures and guidelines established by the Company’s Compensation Committee. More specifically, after receiving input from Consultant, the Compensation Committee will provide an annual expense budget for Consultant’s services. Consultant shall submit all expense reimbursement requests directly to the Compensation Committee.

6.3	Board Service.

6.3.1	Board service, if any, is separate from the Consulting Services. Nothing in this Agreement guarantees election or continued service as a director, which remain subject to the Company's governing documents, stockholder rights, Board determinations, and applicable law.

6.3.2	Compensation for Board service will be governed exclusively by the Company’s non-employee director compensation arrangements (the “Directors’ Compensation Policy”) and the applicable equity award agreements, not by the consulting provisions of this Agreement.

7.	Confidentiality, Company Property, Cooperation

7.1.	Consultant will continue to protect the Company’s trade secrets, confidential information, and proprietary information and will not use or disclose such information except as necessary to perform the Consulting Services or Board duties, as otherwise authorized in writing by the Company, or as required by law. Nothing in this Agreement prohibits Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct Consultant has reason to believe is unlawful, or from communicating with any government agency as protected by law.

7.2.	Upon or promptly after the Separation Date, Consultant will return all Company property in Consultant's possession or control, except for materials reasonably needed to perform the Consulting Services or Board duties and expressly approved by the Company. During the Consulting Term and for a reasonable period thereafter, Consultant will provide reasonable cooperation with respect to transition matters, litigation, regulatory matters, and investor, commercial, or government-relations matters relating to periods during which Consultant served as an employee, officer, or consultant, provided the Company reimburses reasonable out-of-pocket expenses and, after the Consulting Term, compensates Consultant at a mutually agreed hourly rate for material time commitments.

8.	Intellectual Property

To the maximum extent permitted by California Labor Code section 2870 and other applicable law, any reports, memoranda, presentations, analyses, strategies, talking points, work product, inventions, discoveries, or other materials conceived, created, or developed by Consultant in the course of performing the Consulting Services for the Company and using Company confidential information or relating directly to the Company’s business (“Work Product”) will be owned by the Company. Consultant assigns to the Company all right, title, and interest in such Work Product and will reasonably cooperate in documenting or perfecting that ownership. This Section does not apply to any invention or development that qualifies under California Labor Code section 2870.

9.	Compliance and Conflicts

9.1	Consultant will perform the Consulting Services in compliance with applicable law, including securities laws, lobbying laws, gift rules, and government ethics restrictions. Consultant will not register as a lobbyist or engage in lobbying activity on the Company's behalf unless the Company specifically authorizes such activity in writing and the parties agree on an appropriate compliance protocol.

9.2	Consultant will promptly disclose any actual conflict of interest or material potential conflict of interest relating to the Consulting Services or Board service. Consultant may serve other entities, including for-profit entities, so long as doing so does not materially conflict with Consultant's obligations to the Company.

9.3	The parties agree that this Agreement does not contain, and will not be interpreted to create, any post-service noncompetition covenant, customer nonsolicitation covenant, or employee nonsolicitation covenant to the extent prohibited by California law. Nothing in this Agreement limits the Company’s rights to protect trade secrets, confidential information, or other rights otherwise permitted by law.

10.	Term and Termination

The Consulting Term will continue for a total of three years unless earlier terminated earlier as provided below:

10.1	Termination for Cause: The Company may terminate the Consulting Term immediately for Cause upon written notice. If the Company terminates for Cause, Consultant will be entitled only to: (a) unpaid consulting fees and reimbursable expenses earned through the date of termination; (b) any vested Board compensation payable under the Directors’ Compensation Policy and (c) any vested benefits pursuant to the applicable agreements governing any outstanding equity awards (collectively, the “Accrued Rights”).

10.2	Consultant Resignation: Consultant may resign the consulting engagement upon thirty (30) days’ written notice. If Consultant resigns for any reason, Consultant will be entitled only to the Accrued Rights.

10.3	Death: The Consulting Term will terminate automatically upon Consultant’s death. Upon termination due to Consultant’s death, the Company will pay or provide the Accrued Rights, and continue payment of the base consulting retainer for the remainder of the term that would have applied absent the early termination due to the Consultant’s death.

11.	Release of Employment-Related Claims

Consultant’s release is set forth in Exhibit B. Subject to the carve-outs in Exhibit B, Consultant will release claims arising from or relating to Consultant’s previous employment, the separation from employment, and events occurring on or before the date Consultant signs the Release.

12.	Indemnification and D&O Coverage

Nothing in this Agreement limits Consultant’s rights to indemnification, advancement of expenses, or insurance coverage under the Company’s certificate of incorporation, bylaws, indemnification agreements, applicable law, or directors’ and officers’ liability insurance policies, with respect to acts or omissions occurring during Consultant's service as an employee, officer, director, or consultant.

13.	Dispute Resolution

Except for claims that cannot lawfully be required to arbitration and requests for temporary or preliminary injunctive relief relating to confidentiality, trade secrets, or intellectual property, any dispute arising out of or relating to this Agreement will be resolved by binding arbitration before JAMS in Orange County, California, before a retired California judge, under the then-current JAMS employment or comprehensive rules as appropriate to the claim. The arbitrator will have authority to award any remedy available under applicable law and this Agreement, except that the arbitrator may not rewrite the Agreement. Nothing in this section is intended to limit Consultant's ability to file an administrative charge or complaint with a governmental agency, although claims seeking personal monetary recovery that are legally arbitrable will be arbitrated to the extent permitted by law.

14.	Miscellaneous

14.1	Notices. Notices under this Agreement will be in writing and delivered by personal delivery, reputable overnight courier, or email with confirmation of transmission, to the addresses last designated by the parties in writing.

14.2	Assignment. Consultant may not assign this Agreement without the Company's written consent, except to Consultant’s estate for purposes of receiving amounts due after death. The Company may assign this Agreement to a successor in connection with a merger, sale of substantially all assets, or similar transaction, provided the successor assumes the Company's obligations.

14.3	Governing law. This Agreement will be governed by California law, without regard to conflict-of-law principles, except to the extent superseded by federal law.

14.4	Severability and reformation. If any provision is held unenforceable, the remainder will remain in effect to the maximum extent permitted by law. Any provision that is unlawful under California law will be construed only to the minimum extent necessary to comply with law and, if not capable of lawful construction, severed.

14.5	Entire agreement. This Agreement, together with the separate equity award documents, Directors’ Compensation Policy, indemnification documents, and any surviving provisions expressly referenced herein, states the entire agreement regarding the subject matter covered here and supersedes prior oral or written understandings regarding that subject matter.

14.6	Counterparts; electronic signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, and signatures transmitted electronically will be treated as originals.

CLEAN ENERGY FUELS CORP.

By:	/s/ Stephen Scully

Name:	Stephen Scully

Title:	Chairman of the Board

Date:	April 22, 2026

CONSULTANT

Andrew J. Littlefair

Signature:	/s/ Andrew J. Littlefair

Date:	April 22, 2026

Exhibit A – Consulting Services and Performance Objectives

The Consulting Services are intended to be strategic, senior-level advisory services and not day-to-day operational management.

1.	Advise the Board, Chair, Chief Executive Officer, and other senior leaders on strategic industry, regulatory, and government-relations matters involving renewable fuels, transportation decarbonization, and related public policy topics.

2.	Assist with transition of key external relationships, including investors, strategic partners, trade associations, and government stakeholders.

3.	Attend reasonable meetings with the Board, senior management, investors, customers, regulators, or government stakeholders, in person or remotely, as requested on reasonable advance notice.

4.	Provide strategic advice regarding policy developments, legislative and regulatory initiatives, and public-affairs opportunities and risks.

5.	Support continuity and transition of institutional knowledge related to major commercial, financing, regulatory, and public-Company matters.

6.	Provide such other advisory services as are mutually agreed in writing from time to time, provided those services remain consistent with an independent contractor role.

Exhibit B – Supplemental Mutual Release

This Supplemental Mutual Release (this “Release”) is being executed and delivered by Andrew J. Littlefair (“Consultant”) pursuant to that certain Transition, Consulting and Release Agreement by and between Clean Energy Fuels Corp., a Delaware corporation (the “Company”), and Consultant (the “Agreement”).

Consultant and the Company (each a “Releasing Party” and together the “Releasing Parties”), intending to be legally bound and for good and valuable consideration, including the consideration described in the Agreement, and conditioned upon and subject to the receipt of such consideration, hereby agree as follows:

1.	Mutual Release of Claims

(a)	Consultant’s Release. Consultant, on behalf of Consultant and Consultant’s heirs, representatives, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and any of its current and former parents, subsidiaries, affiliates, predecessors, successors, assigns, benefit plans, and each of their respective current and former officers, directors, employees, agents, insurers, attorneys, representatives, consultants, independent contractors, and all persons acting by, through, under, or in concert with any of them (collectively, the “Company Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, which Consultant now has, owns, or holds, or claims to have, own, or hold, or at any time previously had, owned, or held, or claimed to have, own, or hold, against any of the Released Parties, arising out of or relating to facts, events, acts, omissions, or circumstances occurring on or before the date Consultant signs this Release, including, without limitation, any and all claims arising out of or relating to Consultant’s recruitment, hire, employment, compensation, benefits, equity, service as an officer, employee, director, or consultant, separation from employment, transition to consulting or Board service, or any other relationship with the Company or any Company Released Party.

(b)	Company’s Release. The Company, on behalf of itself and its subsidiaries hereby irrevocably and unconditionally releases, acquits, and forever discharges Consultant from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, which Company now has, owns, or holds, or claims to have, own, or hold, or at any time previously had, owned, or held, or claimed to have, own, or hold, against Consultant. For purposes of this Release, “Released Parties” means both the Company Released Parties and the Consultant as applicable.

2.	Included Claims

Without limiting the generality of the foregoing, Consultant’s release includes, without limitation, claims arising under or relating to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. section 1981; the Rehabilitation Act of 1973; the Fair Labor Standards Act, including the Equal Pay Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the Immigration Reform and Control Act; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (other than claims for vested benefits under applicable plans); the National Labor Relations Act; the Genetic Information Nondiscrimination Act; the United States Constitution; the California Constitution; the California Labor Code, including the California Private Attorneys General Act of 2004 (“PAGA”), to the extent legally waivable; the California Business and Professions Code; the California Government Code; the California Fair Employment and Housing Act; the California Family Rights Act; the California Equal Pay Act; the California Pregnancy Disability Leave Law; applicable California Industrial Welfare Commission Wage Orders; and any other federal, state, or local statute, regulation, ordinance, common law, or equitable theory, including any claims for wrongful termination, retaliation, discrimination, harassment, failure to accommodate, failure to engage in the interactive process, whistleblowing, defamation, invasion of privacy, negligent hiring, retention, or supervision, emotional distress, personal injury, bonus, commission, wages, vacation, severance, penalties, interest, or benefits. The Company’s release includes, without limitation, any and all claims arising under any federal, state, or local statute, regulation, ordinance, common law or equitable theory.

3.	PAGA Waiver

To the maximum extent permitted by law, Consultant hereby releases Consultant’s individual claims for civil penalties and other relief under PAGA arising out of or relating to Consultant’s application for employment, employment, compensation, or separation from employment with the Company. Consultant further waives, to the fullest extent permitted by law, Consultant’s right to seek or recover individual relief, representative relief, or civil penalties on a representative basis under PAGA for claims based on facts occurring on or before the date Consultant signs this Release.

4.	Excluded Claims and Protected Rights

Notwithstanding anything to the contrary in this Release, this Release does not release, waive, or affect: (a) claims for vested benefits under the terms of applicable employee benefit plans; (b) claims for indemnification, advancement, or coverage under any indemnification agreement, the Company’s organizational documents, directors’ and officers’ liability insurance, or applicable law; (c) claims arising after the date Consultant signs this Release; (d) any claim that cannot lawfully be waived or released; (e) Consultant’s right to challenge the validity of any waiver of claims under the ADEA; (f) Consultant’s right to file a charge, report, or complaint with, communicate with, participate in an investigation or proceeding conducted by, or provide information to any federal, state, or local governmental or regulatory agency, including the EEOC, NLRB, SEC, or any similar agency, although Consultant waives, to the fullest extent permitted by law, any right to recover personal monetary damages or other personal relief based on claims released by this Release; (g) Consultant’s right to receive a whistleblower award or bounty from the SEC or any other government agency to the extent permitted by law; (h) unemployment insurance, workers’ compensation, or state disability insurance rights; or (i) wages already paid or amounts the Company is required by law to pay regardless of this Release. The Company’s release does not release any claim arising from any obligation of Consultant under the Agreement.

5.	No Pending Claims; Covenant Not to Sue

Except as expressly permitted by Section 4 above, each Releasing Party represents that it has not filed, and agrees not to file, any suit, charge, complaint, arbitration demand, representative action, class action, or other proceeding against any Released Party with respect to claims released by this Release. Consultant further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, arbitration forum, or other tribunal relating directly or indirectly to Consultant’s employment, service, compensation, or separation from the Company. Nothing in this Release prohibits Consultant from filing a charge or participating in an investigation or proceeding by a governmental agency as described in Section 4.

6.	California Civil Code Section 1542 Waiver

Each Releasing Party understands and acknowledges that it may later discover facts different from or in addition to those it now knows or believes to be true with respect to the matters released in this Release, but each Releasing Party expressly agrees that this Release shall remain effective in all respects notwithstanding such different or additional facts. Each Releasing Party expressly waives and relinquishes all rights and benefits under California Civil Code section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Releasing Party also waives any similar provision of federal, state, or local law, rule, or doctrine to the fullest extent permitted by law.

7.	No Prohibition on Lawful Disclosures

Nothing in this Release or the Agreement prohibits Consultant from discussing or disclosing information as permitted or required by law, including information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, wage-and-hour violations, or any other conduct Consultant has reason to believe is unlawful. Nothing in this Release prohibits Consultant from disclosing trade secrets or confidential information to the extent such disclosure is protected under applicable whistleblower laws or the Defend Trade Secrets Act, including 18 U.S.C. section 1833.

8.	Review Period; Revocation

Consultant acknowledges that this Release constitutes written notice by the Company advising Consultant to consult with an attorney before signing this Release. Consultant has been given, pursuant to the ADEA/Older Workers Benefit Protection Act, twenty-one (21) calendar days to consider this Release before signing it. Consultant may sign this Release earlier voluntarily. If Consultant signs this Release, Consultant may revoke this Release within seven (7) calendar days after signing it by delivering written notice of revocation to the Company so that it is received before the expiration of that seven-day period.

9.	Additional Consideration

Consultant acknowledges that the consideration provided in exchange for this Release is in addition to anything of value to which Consultant is already entitled. Consultant further acknowledges that the Company’s agreement to provide any benefits described in the Agreement is expressly conditioned on Consultant’s execution, delivery, and non-revocation of this Release.

10.	No Assignment

Each Releasing Party represents that it has not assigned or transferred, or purported to assign or transfer, any claim released by this Release.

11.	No Admission

Each Releasing Party agrees that neither this Release nor the furnishing of the consideration referenced in the Agreement shall be deemed or construed as an admission by either Releasing Party or any Released Party of any liability or unlawful conduct of any kind.

12.	Knowing and Voluntary

Consultant acknowledges that Consultant has carefully read this Release; fully understands its terms; understands that Consultant is giving up substantial rights, including the right to sue; has had the opportunity to consult with counsel of Consultant’s choosing; is entering into this Release knowingly, voluntarily, and without coercion; and is not relying on any representation other than those expressly set forth in the Agreement and this Release.

13.	Governing Law; Severability; Entire Release

This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-laws principles, except to the extent superseded by federal law. If any provision of this Release is held invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. This Release is the entire agreement of the parties with respect to the subject matter of this Release and may be modified only by a written agreement signed by Consultant and an authorized representative of the Company.

14.	Counterparts and Electronic Signatures

This Release may be executed in counterparts, each of which shall be deemed an original, and signatures transmitted electronically shall be treated as originals.

CONSULTANT

Andrew J. Littlefair

Signature:

Date:

COMPANY

Clean Energy Fuels Corp.

By:

Name:

Title:

Date: